EXHIBIT 4.1

EIGHTH SUPPLEMENTAL SENIOR INDENTURE

BETWEEN

MORGAN STANLEY

AND

THE BANK OF NEW YORK MELLON

as successor to JPMorgan Chase Bank, N.A.

(formerly known as JPMorgan Chase Bank), Trustee

Dated as of May 4, 2012

SUPPLEMENTAL TO SENIOR INDENTURE DATED NOVEMBER 1, 2004.

THIS EIGHTH SUPPLEMENTAL SENIOR INDENTURE dated as of May 4, 2012 between MORGAN STANLEY, a Delaware corporation (the “Issuer”), and THE BANK OF NEW YORK MELLON as successor to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank), as trustee (the “Trustee”),

W I T N E S S E T H :

WHEREAS, the Issuer and the Trustee are parties to that certain Senior Indenture dated as of November 1, 2004 (the “Indenture”);

WHEREAS, the Issuer established and on May 2, 2012 issued its Medium-Term Notes, Series F, Contingent Income Auto-Callable Security Due May 6, 2013 Based on the Performance of the Common Stock of Caterpillar Inc. (the “Notes”);

WHEREAS, Section 8.01 of the Indenture provides that, without the consent of the Holders of any Securities, the Issuer, when authorized by a resolution of its Board of Directors, and the Trustee may enter into indentures supplemental to the Indenture for the purpose of, among other things, correcting any provision contained therein, subject to the conditions set forth therein; provided that no such action shall adversely affect the interests of the Holders of the Securities;

WHEREAS, the Issuer desires to modify certain provisions of the Notes to correct the Maturity Date with respect to the Notes, which corrected Maturity Date shall be earlier than the Maturity Date as originally stated, which change will not adversely affect the interests of the Holders of the Notes since the amount of interest due to such Holders at the maturity of the Notes will not change;

WHEREAS, the entry into this Eighth Supplemental Senior Indenture by the parties hereto is in all respects authorized by the provisions of the Indenture; and

WHEREAS, all things necessary to make this Eighth Supplemental Senior Indenture a valid indenture and agreement according to its terms have been done;

NOW, THEREFORE:

In consideration of the premises and the purchases of the Securities by the holders thereof, the Issuer and the Trustee mutually covenant and agree for the equal and proportionate benefit of the respective holders from time to time of the Notes as follows:

EXHIBIT 4.1

ARTICLE 1

Section 1.01. Amendment of the Notes.

(i) The title of the Notes is hereby amended by deleting the existing title in its entirety and inserting in lieu thereof the following: “Contingent Income Auto-Callable Security Due May 2, 2013 Based on the Performance of the Common Stock of Caterpillar Inc.”

(ii) The section entitled “Other Provisions” within the Notes is amended by deleting the last sentence thereof in its entirety and inserting in lieu thereof the following: “The Holder of this Note and the owner of any beneficial interest herein, by its purchase of this Note or such beneficial interest herein, is hereby deemed to have consented to any amendment to this Note that conforms the terms of this Note to the terms as set forth in Pricing Supplement No. 175 dated April 27, 2012, as amended by Amendment No. 1 thereto dated May 4, 2012, and the product supplement and prospectus referred to therein, each related to this Note and filed with the Securities and Exchange Commission, and the Trustee is hereby authorized to enter into any such amendment to this Note without any further consent thereto of the Holder hereof or of such owner.”

(iii) The definition of Maturity Date within the Notes is hereby amended by deleting the first sentence thereof in its entirety and inserting in lieu thereof the following: “May 2, 2013, subject to extension as described in the following paragraph.”

SECTION 1.02. Exchange of the Notes. The Trustee is authorized to exchange the original certificate dated May 2, 2012 evidencing the Notes for the duly executed and authenticated certificate evidencing the amended terms of the Notes. Upon such exchange, the Trustee shall promptly cancel and dispose of such original Notes in accordance with Section 2.10 of the Indenture. Failure to exchange such original Notes for such amended Notes in accordance with this Section will not impair the validity of or otherwise affect the Notes, as amended.

ARTICLE 2

Miscellaneous Provisions

Section 2.01. Further Assurances. The Issuer will, upon request by the Trustee, execute and deliver such further instruments and do such further acts as may reasonably be necessary or proper to carry out more effectively the purposes of this Eighth Supplemental Senior Indenture.

Section 2.02. Other Terms of Indenture. Except insofar as herein otherwise expressly provided, all provisions, terms and conditions of the Indenture are in all respects ratified and confirmed and shall remain in full force and effect.

Section 2.03. Terms Defined. All terms defined elsewhere in the Indenture shall have the same meanings when used herein.

Section 2.04. Governing Law. This Eighth Supplemental Senior Indenture shall be deemed to be a contract under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of such State, except as may otherwise be required by mandatory provisions of law.

Section 2.05. Counterparts. This Eighth Supplemental Senior Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

Section 2.06. Responsibility of the Trustee. The recitals contained herein shall be taken as the statements of the Issuer, and the Trustee assumes no responsibility for the correctness of the same. The Trustee makes no representations as to the validity or sufficiency of this Eighth Supplemental Senior Indenture.

IN WITNESS WHEREOF, the parties hereto have caused this Eighth Supplemental Senior Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested, all as of May 4, 2012.

MORGAN STANLEY

By:	/s/ KEVIN SHEEHAN
Name: Kevin Sheehan
Title: Assistant Treasurer

Attest:

By:	/s/ JARETT H. SCHULTZ
Name: Jarett H. Schultz
Title: Assistant Secretary and Counsel

THE BANK OF NEW YORK MELLON TRUSTEE,

By:	/s/ TIMOTHY W. CASEY
Name: Timothy W. Casey
Title: Vice President

Attest:

By:	/s/ LAURENCE J. O’BRIEN
Name: Laurence J. O’Brien
Title: Vice President

EXHIBIT 4.1

STATE OF NEW YORK	)
	)	ss.:
COUNTY OF NEW YORK	)

On this 4th day of May 2012 before me personally came Kevin Sheehan to me personally known, who, being by me duly sworn, did depose and say that he resides at Darien, CT; that he is an Assistant Treasurer of Morgan Stanley, one of the corporations described in and which executed the above instrument; and that he signed his name thereto by authority of the Board of Directors of said corporation.

[NOTARIAL SEAL]

/s/ CINDY S. BUCKHOLZ
Notary Public

STATE OF NEW YORK	)
	)	ss.:
COUNTY OF NEW YORK	)

On this 4th day of May 2012 before me personally came Timothy W. Casey to me personally known, who, being by me duly sworn, did depose and say that he resides at New York; that he is a Vice President of The Bank of New York Mellon, one of the corporations described in and which executed the above instrument; and that he signed his name thereto by authority of the Board of Directors of said corporation.

[NOTARIAL SEAL]

/s/ ANNA YIU
Notary Public